===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            POGO PRODUCING COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

PAUL G. VAN WAGENEN                                      POGO PRODUCING COMPANY
CHAIRMAN, PRESIDENT &             [POGO LOGO]
CHIEF EXECUTIVE OFFICER

                                   April 2, 2001

Dear Shareholders of Pogo Producing Company:

   You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Pogo Producing Company (the "Company"), which will be held in the Century Room, Renaissance Houston Hotel, Six Greenway Plaza, Houston, Texas 77046, on Tuesday, April 24, 2001, at 10:00 a.m., Houston time. The Century Room is accessible to the disabled.

   At the meeting, you will be asked to consider and vote upon: (1) election of two directors, each for a term of three years; (2) approval of an increase in the number of shares of the Company's authorized common stock from 100,000,000 to 200,000,000; (3) approval of an increase in the number of shares of the Company's authorized preferred stock from 2,000,000 to 4,000,000; (4) ratification of the appointment of independent public accountants to audit the financial statements of the Company; and (5) such other business as may properly come before the meeting or any postponement or adjournment thereof.

   We hope that you will find it convenient to attend the meeting in person. However, whether or not you expect to attend, in order to assure your representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy. A return envelope is provided, and no postage need be affixed if mailed in the United States.

                                   Sincerely,

                                   /s/ Paul G. Van Wagenen
                                   Paul G. Van Wagenen
                                   Chairman of the Board

    5 GREENWAY PLAZA, SUITE 2700 HOUSTON, TEXAS . 77046-0504 P.O. BOX 2504
           HOUSTON, TEXAS 77252-2504 . 713/297-5000 FAX 713/297-5100

                            POGO PRODUCING COMPANY
[POGO LOGO APPEARS HERE]         P.O. BOX 2504
                           HOUSTON, TEXAS 77252-2504

                               ----------------

                   Notice of Annual Meeting of Shareholders
                         To Be Held on April 24, 2001

                               ----------------

To The Shareholders of
Pogo Producing Company:

   Notice is hereby given that the Annual Meeting of Shareholders of Pogo Producing Company (the "Company") will be held in the Century Room, Renaissance Houston Hotel, Six Greenway Plaza, Houston, Texas 77046, on Tuesday, April 24, 2001, at 10:00 a.m., Houston time, for the following purposes:

  1. To elect two members of the board of directors to serve until the 2003 annual meeting;

  2. To approve an amendment to the Company's Restated Certificate of Incorporation increasing the authorized number of shares of the Company's common stock, par value $1 per share, from 100,000,000 to 200,000,000;

  3. To approve an amendment to the Company's Restated Certificate of Incorporation increasing the authorized number of shares of the Company's preferred stock, par value $1 per share, from 2,000,000 to 4,000,000;

  4. To approve the appointment of Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Company for the year 2001; and

  5. To transact such other business as may properly come before the meeting.

   Shareholders of record at the close of business on March 16, 2001, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

   You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to sign, date and return the accompanying proxy as soon as possible.

                                          By Order of the Board of Directors,

                                          /s/ GERALD A. MORTON
                                          GERALD A. MORTON
                                          Corporate Secretary

             POGO PRODUCING COMPANY
[POGO LOGO]

                               ----------------

                                PROXY STATEMENT

                               ----------------

   This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors") of Pogo Producing Company (the "Company") to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying notice.

   This proxy statement and the accompanying proxy card are being mailed to shareholders beginning on or about April 2, 2001. The Company will bear the costs of soliciting proxies in the accompanying form. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by officers and regular employees of the Company. The Company also expects to retain D.F. King & Co., Inc., a professional proxy soliciting firm, to assist in the solicitation of proxies. The Company anticipates that the fees and expenses it will incur for such service will be less than $30,000. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

                               VOTING OF SHARES

   As of the close of business on March 16, 2001, the record date for determining shareholders entitled to vote at the meeting, the Company had outstanding and entitled to vote 53,387,999 shares of common stock, par value $1 per share ("Common Stock"). The Company has no other class of stock outstanding. Each share of Common Stock is entitled to one vote with respect to the matters to be acted upon at the meeting. Shareholders are not allowed to cumulate votes in the election of directors. The presence, in person or by proxy, of the holders of a majority of the votes represented by outstanding shares of Common Stock is necessary to constitute a quorum at the annual meeting.

   In accordance with Delaware law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the annual meeting of shareholders is required to elect directors to the Company's Board of Directors and decide any proposals that may be brought before the meeting, including the two amendments to the Company's Restated Certificate of Incorporation and the appointment of Arthur Andersen LLP to audit the financial statements of the Company for 2001. Abstentions from proposals are treated as votes against that particular proposal. Broker non-votes on proposals are treated as votes withheld by the beneficial holders of the applicable shares and, therefore, such shares are treated as not voting on the proposal as to which there is the broker non-vote.

   All duly executed proxies received before the meeting will be voted in accordance with the choices specified thereon. As to a matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy (1) FOR the election as directors of the two nominees listed herein, (2) FOR approval of the amendment to the Company's Restated Certificate of Incorporation that increases the number of authorized shares of Common Stock from 100,000,000 to 200,000,000, (3) FOR approval of the amendment to the Company's Restated Certificate of Incorporation that increases the number of authorized shares of the Company's preferred stock, par value $1.00 per share (the "Preferred Stock"), from 2,000,000 to 4,000,000, (4) FOR the appointment of Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Company for 2001 and (5) in the discretion of such persons in connection with any other business that may properly come before the meeting.

                            REVOCABILITY OF PROXIES

   Shareholders have the unconditional right to revoke their proxies at any time prior to the voting of their proxies at the annual meeting by (i) filing a written revocation with the secretary of the Company at the address set forth on the attached Notice of Annual Meeting of Shareholders, (ii) giving a duly executed proxy bearing a later date, or (iii) attending the annual meeting and voting in person. Attendance by shareholders at the annual meeting will not, of itself, revoke their proxies.

                           ELECTION OF TWO DIRECTORS

   Unless contrary instructions are set forth on the proxies, it is intended that the persons named in the proxy will vote all shares represented by proxies FOR the election as directors of Messrs. William L. Fisher and Paul G. Van Wagenen.

   If the two nominees are elected at this meeting, each will serve for a term of three years ending in 2004. The Restated Certificate of Incorporation of the Company provides for the classification of the Board of Directors into three classes having staggered terms of three years each. The six continuing directors named below will not be required to stand for election at this meeting, as their present terms expire in either 2002 or 2003. Should either of Messrs. Fisher or Van Wagenen become unable or unwilling to accept nomination or election, the persons acting under the proxy will vote for the election, in his stead, of such other person as the Board of Directors may recommend. Management has no reason to believe that either of the nominees will be unable or unwilling to serve if elected to office. Proxies cannot be voted for more than two nominees, including those listed below.

                                   NOMINEES

   The following table sets forth information concerning the two nominees for election as directors at the 2001 Annual Meeting, both of whom are current directors of the Company, including the business experience of each during the past five years and the number of shares of Common Stock beneficially owned by each based on information as of March 16, 2001.

                                                              Common Stock
                                                          Beneficially Owned(1)
                                                          ---------------------
                                                          Number of  Percent of
              Name And Business Experience                  Shares    Class(2)
              ----------------------------                ---------- ----------
WILLIAM L. FISHER is and has been a Professor of
 Geological Sciences and occupant of the Barrow Chair of
 Mineral Resources at the University of Texas at Austin
 for more than five years. Dr. Fisher, 68, has served as
 a Director of the Company since 1992 and currently
 serves as a member of its Audit Committee..............   50,000(3)      *
PAUL G. VAN WAGENEN has been Chairman of the Board,
 President and Chief Executive Officer of the Company
 for more than the last five years. Mr. Van Wagenen, 55,
 has served as a Director of the Company since 1988 and
 currently serves as the Chairman of its Executive
 Committee..............................................  268,615(4)      *

--------
(1) Under regulations of the Securities and Exchange Commission (the "SEC"), shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or to dispose of such shares, whether or not he has any economic interest in such shares. In addition, a person is deemed to own beneficially any shares as to which he has the right to acquire beneficial ownership within 60 days, such as by exercise of an option or by conversion of another security. Each person has sole power to vote and dispose of the shares listed opposite his name except as indicated in other footnotes. Percentages are rounded to the nearest one-tenth of one percent.
(2) An asterisk indicates less than 1%.
(3) The shares listed include 50,000 shares subject to options exercisable within 60 days.
(4) The shares listed include 32,943 shares held for Mr. Van Wagenen's account under the Company's Tax-Advantaged Savings Plan, 186,666 shares subject to options exercisable within 60 days, and 5,829 shares granted as restricted stock to Mr. Van Wagenen pursuant to the Company's 1995 Long-Term Incentive Plan (the "Incentive Plan") which have not yet vested.

             DIRECTORS WITH TERMS EXPIRING IN 2001, 2002 AND 2003

   The following table sets forth information concerning the seven directors of the Company not standing for re-election at the 2001 Annual Meeting, including the business experience of each during the past five years and the shares of Common Stock of the Company beneficially owned by each based on information as of March 16, 2001.

                               CURRENT DIRECTORS

                                                            Common Stock
                                                            Beneficially
                                                              Owned(1)
                                                        -----------------------
                                                        Number of    Percent of
             Name and Business Experience                Shares       Class(2)
             ----------------------------               ---------    ----------
JERRY M. ARMSTRONG retired as a senior partner with
 Arthur Andersen LLP in 1998 after serving as such for
 more than the prior five years. He is currently
 engaged in the ranching business and managing his
 personal investments. Mr. Armstrong, 65, has served
 as a Director since 1998 and currently serves as a
 member of its Compensation and Nominating Committee.
 His present term expires in 2002.....................     25,000(3)       *

JACK S. BLANTON has been President of Eddy Refining
 Company since 1958 and member of the Board of Houston
 Endowment, Inc. for more than five years. Mr.
 Blanton, 73, has served as a Director of the Company
 since 1991 and currently serves as the Chairman of
 its Compensation and Nominating Committee and as a
 member of its Executive Committee. His present term
 expires in 2001......................................     62,000(4)       *

W. M. BRUMLEY, JR. has been engaged for more than five
 years in managing his personal investments. Mr.
 Brumley, 72, has served as a Director of the Company
 since 1977 and currently serves as the Chairman of
 its Audit Committee and as a member of its Executive
 Committee. His present term expires in 2002..........     85,596(5)       *

ROBERT H. CAMPBELL has been a Managing Director of
 Lehman Brothers for more than five years. Mr.
 Campbell, 53, has served as a Director since 1999 and
 currently serves as a member of the Compensation and
 Nominating Committee. His present term expires in
 2003.................................................     15,000(3)       *

GERRIT W. GONG is the occupant of the Freeman Chair
 and has served as the Director of Asian Studies for
 the Center for Strategic and International Studies in
 Washington, D.C. for more than five years. Dr. Gong,
 47, has served as a Director of the Company since
 1993 and currently serves as a member of its Audit
 Committee. His present term expires in 2003..........     35,000(6)       *

FREDERICK A. KLINGENSTEIN has been Chairman of
 Klingenstein, Fields & Co., L.L.C., an investment
 advisory firm, for more than the last five years. Mr.
 Klingenstein, 69, has served as a Director of the
 company since 1987 and currently serves as a member
 of its Executive Committee and the Compensation and
 Nominating Committee. His present term expires in
 2002.................................................  3,115,665(7)    5.84%

STEPHEN A. WELLS has been President of Wells Resources
 Inc. for more than five years. Mr. Wells, 57, has
 served as a Director since 1999 and currently serves
 as a member of the Audit Committee. Mr. Wells also
 serves as a director of Oil States International,
 Inc. His present term expires in 2003................     20,000(8)       *

--------
(1) See footnote 1 to table entitled "Nominees."

(2) An asterisk indicates less than 1%.

(3) The shares listed include 15,000 shares subject to options exercisable within 60 days.

                                        (Footnotes continued on following page)

(4) The shares listed include 50,000 shares subject to options exercisable within 60 days.

(5) The shares listed include 45,000 shares subject to options exercisable within 60 days and 14,478 shares held in a family limited partnership in which Mr. Brumley is the general partner.

(6) The shares listed include 35,000 shares subject to options exercisable within 60 days.

(7) See footnote (6) to table entitled "Principal Shareholders." The shares listed include 40,000 shares subject to options exercisable within 60 days.

(8) The shares listed include 10,000 shares subject to options exercisable within 60 days.

Organization and Activity of the Board of Directors

   The Board of Directors currently includes three standing committees: the Executive Committee, the Audit Committee, and the Compensation and Nominating Committee. From time to time, additional committees are appointed by the Board of Directors as needed. As of March 16, 2001, the three standing committees were comprised of the following members: the Executive Committee was comprised of Messrs. Van Wagenen (Chairman), Blanton, Brumley and Klingenstein; the Audit Committee was comprised of Messrs. Brumley (Chairman), Fisher, Gong and Wells; and the Compensation and Nominating Committee was comprised of Messrs. Blanton (Chairman), Armstrong, Campbell and Klingenstein. Both the Audit Committee and the Compensation and Nominating Committee are comprised solely of members who are independent of the Company within the meaning of the New York Stock Exchange, Inc.'s listing standards.

   The functions of the Audit Committee are to: recommend to the Board of Directors the firm of independent public accountants to be engaged to audit the financial statements of the Company; meet with the auditors and financial management of the Company to review the scope of the proposed audit and, after completion of the audit, review results of the audit; review with the auditors and Company officers the Company's significant accounting policies and its internal controls; provide opportunities for the auditors to meet with the Audit Committee and Company officers; discuss matters discussed at Audit Committee meetings with the full Board of Directors; investigate any matters brought to its attention within the scope of its duties; review and assess the adequacy of the Audit Committee charter on an annual basis; and have general responsibility in connection with related matters. On October 19, 1999, the Audit Committee adopted a written charter codifying these duties. A copy of the Audit Committee Charter was attached to last year's Proxy Statement. The 2001 report of the Audit Committee is set forth below.

   The Compensation and Nominating Committee approves any form of compensation for the Company's employees; administers the granting of employment contracts to certain officers of the Company; administers long-term compensation under the Company's incentive plans, including the granting of stock options and bonuses to key employees; and identifies, reviews, approves and recommends, for the approval of the entire Board of Directors, potential candidates to fill any vacancies or future vacancies in the Board of Directors. In evaluating potential nominees for election to the Board of Directors, the Compensation and Nominating Committee will consider qualified persons recommended by shareholders. Any shareholder wishing to make a recommendation should do so in writing, addressed to the Chairman of the Compensation and Nominating Committee at the Company's principal executive offices.

   The Board of Directors held six meetings during 2000. The Audit Committee held two meetings and the Compensation and Nominating Committee held three meetings. No current director attended fewer than 75% of the total meetings held during 2000 by the Board of Directors or any committee thereof on which he served.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee of the Board of Directors has met with Arthur Andersen LLP, the Company's independent auditors, and reviewed their work and discussed with them their independence. Following this meeting, the Audit Committee issued the following report:

     The Audit Committee of Pogo Producing Company's Board of Directors (hereinafter referred to as the "Audit Committee") is composed of four (4) independent directors and operates under a written charter adopted by the Audit Committee and ratified by the Board of Directors. The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent accountants.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     Based on the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                          THE AUDIT COMMITTEE

                                          W. M. BRUMLEY, JR., CHAIRMAN
                                          WILLIAM L. FISHER
                                          GERRIT W. GONG
                                          STEPHEN A. WELLS

                      FISCAL 2000 AUDIT FIRM FEE SUMMARY

   During fiscal year 2000, the Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

      Audit Fees ..................................................... $351,000
      Financial Information Systems Design And Implementation Fees ... $      0
      All Other Fees(1) .............................................. $954,800

--------
(1) A substantial amount of the fees included under the caption "All Other Fees" relates to services traditionally provided by auditors, such as audits of employee benefit plans, tax return preparation and consultation, due diligence and acquisition consultation.

   In issuing its report set forth above, the Audit Committee considered whether the provision of non-audit services by Arthur Andersen is compatible with maintaining auditor independence.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth, with respect to each person (or "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, the number of shares beneficially owned as of March 16, 2001 or, as applicable, the date of filing of the document indicated in footnote (1) to the following table, together with the percentage of the Company's shares outstanding as of March 16, 2001, which such amount represents. To the Company's knowledge, no person or group holds 5% or more of the Company's 5 1/2% Convertible Subordinated Notes due 2006 (the "2006 Notes"); and that only Capital Research and Management Co., as identified in footnote (4) to the following table, owns more than 5% of 6 1/2% Cumulative Quarterly Income Convertible Preferred Securities due 2029 (the "Convertible Securities") of its subsidiary, Pogo Trust I.

              Beneficial Ownership(1)                  Shares      Percentage
              -----------------------                  ------      ----------
Goelet, LLC, as Shareholder Representative and
 former shareholders of
 NORIC Corporation.................................. 12,615,816(2)   23.63%
 425 Park Avenue
 New York, New York 10022

State Farm Mutual Automobile Insurance Company and
 certain affiliates.................................  5,526,281(3)   10.35%
 One State Farm Plaza
 Bloomington, Illinois 61710

Capital Research and Management Company.............  5,317,260(4)    9.96%
 333 South Hope St., 55th Floor
 Los Angeles, California 90071

PRIMECAP Management Company.........................  4,520,100(5)    8.47%
 225 South Lake Avenue, No. 400
 Pasadena, California 91101-3005

Frederick A. Klingenstein, John Klingenstein and
 Klingenstein,
 Fields & Co., L.L.C................................  3,115,665(6)    5.84%
 787 Seventh Avenue
 New York, New York 10019

--------
(1) For the definition of beneficial ownership, see footnote (1) to table entitled "Nominees." Information in the above table and footnotes is based on the most recent respective Statement on Schedule 13G or 13D or amendment thereto filed by such persons with the SEC, except as otherwise known to the Company.

(2) For purposes of Section 13(d)(3) of the Exchange Act, Goelet, LLC as the representative of certain former shareholders of NORIC Corporation (which was acquired by the Company on March 14, 2001) and such shareholders may be deemed to be a "group" that "beneficially owns" more than 5% of the Company's common stock. These shareholders include certain trusts for the benefit of the descendants of Robert Walton Goelet, the trustees of such trusts, certain beneficiaries of such trusts, as well as Arthur Field, Gilbert Kerlin and his affiliate, Windward Corporation, a Delaware corporation (collectively, the "Group"). The members of the Group are parties to a Registration Rights Agreement dated March 14, 2001 with the Company (the "Registration Rights Agreement") which governs their ability to dispose of their shares and a Standstill and Voting Agreement dated March 14, 2001 with the Company (the "Voting Agreement") which governs their ability to vote their shares. Since the Registration Rights Agreement requires the members of the Group to cooperate with respect to the disposition of their shares on the public markets, the members of the Group may be deemed to have shared dispositive power with respect to all 12,615,816 shares and sole dispositive power with respect to none of the shares. The Voting Agreement requires the group to vote their shares either (i) in accordance with the recommendation of the Company's board of directors or (ii) in equal proportion to the votes cast by shareholders that are not members of the Group. Therefore, the members of the Group have sole voting power with respect to none of the shares and shared voting power with respect to none of the shares. Each member of the Group disclaims beneficial ownership of the shares not owned by either (i) such member, (ii) a trust of which such member is a trustee or (iii) a controlled affiliate of such member. Pursuant to the merger agreement relating to the acquisition of NORIC Corporation by the Company, the board of directors of the Company has taken action so that the Group is not an "Acquiring Person" under the Company's shareholders' rights plan solely by virtue of the foregoing relationship.

(3) Of such 5,526,281 shares, 3,180,145 shares are reported as beneficially owned by State Farm Mutual Automobile Insurance Company, 957,766 shares by State Farm Life Insurance Company, 1,235,766 shares by State Farm Insurance Companies Employee Retirement Trust, 146,400 shares by State Farm Fire and Casualty Company and 6,204 shares by State Farm Investment Management Corp., in its State Farm Variable Product Trust. The Schedule 13G filed jointly by such entities indicates that such entities may be deemed to constitute a group but states that each such entity disclaims beneficial ownership as to all shares not specifically attributed to such entity in this footnote and disclaims that it is part of a group. Each entity reported sole voting and dispositive power with respect to the shares it beneficially owns except for State Farm Investment Management Corp., which reported shared voting and dispositive power with respect to all 6,204 shares that it beneficially owns.

(4) Of such 5,317,260 shares, Capital Research and Management Company reported no voting power with respect to any shares and sole dispositive power with respect to all 5,317,260 shares. Shares reported by Capital Research and Management Company include 421,052 shares issuable upon the assumed conversion of 200,000 Preferred Securities, which represents approximately 6.7% of the 3,000,000 Preferred Securities that are issued and outstanding.

(5) Of such 4,520,100 shares, PRIMECAP Management Company reported sole voting power with respect to 720,100 shares, no shared voting power and sole dispositive power with respect to all 4,520,100 of such shares. Of such 4,520,100 shares, 3,200,000 shares were reported as beneficially owned by Vanguard PRIMECAP Fund, which reported sole voting and shared dispositive power with respect to all 3,200,000 of such shares.

(6) Frederick A. Klingenstein and his brother, John Klingenstein, are affiliates of Klingenstein, Fields & Co., L.L.C. Of such 3,115,665 shares, 3,075,665 shares (including 79,412 shares issuable upon the assumed conversion of 2006 Notes) are reported as beneficially owned by each of Frederick A. Klingenstein, John Klingenstein and Klingenstein, Fields & Co., L.L.C. Frederick A. Klingenstein, John Klingenstein and Klingenstein, Fields & Co., L.L.C. each reported shared dispositive power with respect to 3,075,665 shares, and shared voting power with respect to 868,483 shares (including 14,223 shares issuable upon assumed conversion of the 2006 Notes), 939,024 shares (including 49,780 shares issuable upon assumed conversion of the 2006 Notes) and zero shares, respectively. Frederick A. Klingenstein and John Klingenstein reported sole voting power with respect to 750,192 shares and 561,654 shares, respectively. In addition, Frederick
    A. Klingenstein beneficially owns, and has sole voting and dispositive power with respect to 40,000 shares subject to options exercisable within 60 days. Frederick A. Klingenstein disclaims beneficial ownership of a portion of the shares attributed to him above. John Klingenstein disclaims beneficial ownership of a portion of the shares attributed to him above. Shares attributed to each individual include shares owned jointly with his wife, by trusts of which he is a trustee, by others who have granted him a power of attorney to vote and dispose of shares and by others whose holdings of shares are governed by the investment powers of discretionary advisory agreements.

               COMMON STOCK OWNED BY DIRECTORS AND OFFICERS

   The following table sets forth information regarding the Common Stock beneficially owned by each of the Company's executive officers named in the Summary Compensation Table that appears under "Executive Compensation" and all of the directors and officers of the Company as a group, based on information as of March 16, 2001.

                                                       Number of
                                                         Shares
                                                      Beneficially   Percent
  Name                                                  Owned(1)   of Class(2)
  ----                                                ------------ -----------
Stuart P. Burbach....................................    125,386         *
Jerry A. Cooper......................................     78,639         *
Radford P. Laney.....................................     78,049         *
John O. McCoy, Jr....................................     52,273         *
Paul G. Van Wagenen..................................    268,615         *
All directors and executive officers as a group (23
 persons)............................................  4,376,330      8.20%

--------

(1) See footnote (1) to table entitled "Nominees." The shares listed include:
    (a) shares subject to options exercisable within 60 days as follows: Mr. Burbach, 110,541 shares; Mr. Cooper, 62,333 shares; Mr. Laney, 68,333 shares; Mr. McCoy, 39,334 shares; Mr. Van Wagenen, 186,666 shares; all directors and executive officers as a group, 990,344 shares; (b) shares held under the Tax-Advantaged Savings Plan as follows: Mr. Burbach, 7,963; Mr. Laney, 266; Mr. McCoy, 10,631; Mr. Cooper, 11,884; Mr. Van Wagenen, 32,943; all directors and executive officers as a group, 123,122 shares; and (c) shares of restricted stock granted pursuant to the Incentive Plan that have not yet vested as follows: Mr. Burbach, 2,638 shares; Messrs. Cooper, Laney and McCoy, 2,260 shares; Mr. Van Wagenen, 5,829 shares; all directors and executive officers as a group, 32,788 shares.

(2) An asterisk indicates less than 1%.

                            EXECUTIVE COMPENSATION

   I. Summary Compensation Table. The following table (the "Summary Compensation Table") sets forth certain information regarding annual and long-term compensation of each of the named executive officers of the Company during 1998, 1999 and 2000.

                          SUMMARY COMPENSATION TABLE

                                                             Long-Term Compensation
                                  Annual Compensation                Awards
                              ------------------------------ -----------------------
                                                Other Annual Restricted  Securities    All Other
   Name and Principal         Salary  Bonus     Compensation   Stock     Underlying   Compensation
        Position         Year   ($)    ($)         ($)(2)      Awards    Options (#)     ($)(5)
   ------------------    ---- ------  ------    ------------ ----------  -----------  ------------
Paul G. Van Wagenen..... 2000 863,130 84,000(1)      --        83,000(3)   125,000       93,500
 Chairman of the Board,
 President and           1999 793,250 67,000         --        66,500      100,000       76,500
 Chief Executive Officer 1998 770,000 60,000         --        60,000      175,000(4)    70,000
Stuart P. Burbach....... 2000 345,630 35,000(1)      --        35,000(3)    36,000       45,500
 Executive Vice
 President--             1999 323,253 35,000         --        35,000       36,000       45,000
 Exploration             1998 296,299 38,334         --        38,333       76,000(4)    48,333
Radford P. Laney........ 2000 278,742 30,000(1)      --        30,000(3)    24,000       40,500
 Senior Vice President
 and Manager             1999 261,372 30,000         --        30,000       24,000       40,000
 of Worldwide New
 Ventures                1998 245,658 25,000         --        25,000       49,000(4)    35,000
Jerry A. Cooper......... 2000 241,375 30,000(1)      --        30,000(3)    24,000       40,500
 Senior Vice President
 and Western             1999 234,375 30,000         --        30,000       24,000       40,000
 Division Manager        1998 209,904 25,000         --        25,000       49,000(4)    35,000
John O. McCoy, Jr....... 2000 241,375 30,000(1)      --        30,000(3)    24,000       40,500
 Senior Vice President
 and Chief               1999 234,375 30,000         --        30,000       24,000       40,000
 Administrative Officer  1998 209,904 25,000         --        25,000       49,000(4)    35,000

--------
(1) This amount represents a bonus paid pursuant to the Incentive Plan in equal parts cash and Common Stock, with the Common Stock being valued at its fair market value on the grant date (August 1, 2000).

(2) No executive received perquisites or other personal benefits in any year shown which exceeded 10% of his salary.

(3) This amount represents the fair market value at their grant date (August 1, 2000) of unvested restricted stock awards made to the named individuals pursuant to the Incentive Plan. Each such award shall vest in two equal increments, on August 1, 2001 and August 1, 2002, contingent upon, among other things, such employee's continued employment with the Company through August 1, 2001 and August 1, 2002, respectively. As of December 31, 2000, the aggregate restricted share holdings granted during 2000 and their value (based upon a per share price of $31.13, the closing price of the Common Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for December 29, 2000, the last trading day in 2000) of each of the named individuals were: Mr. Van Wagenen, 4,086 shares worth $127,197, Mr. Burbach, 1,723 shares worth $53,637 and Messrs. Cooper, Laney and McCoy, 1,476 shares each worth $45,948. Dividends on the Common Stock referred to in this column are not payable until such shares become fully vested as described above.

(4) In accordance with SEC rules, the total number of options "granted" during 1998 includes options that were granted during 1996 and 1997.

(5) These amounts represent Company matching contributions to the Tax-Advantaged Savings Plan, including $10,500 for each of the named individuals in 2000 and $10,000 for the years 1999 and 1998, and the right to receive a deferred cash bonus pursuant to the Incentive Plan, which bonus is contingent upon such employee's continued employment with the Company through August 1, 2001, in the following amounts: Mr. Van Wagenen, $83,000, Mr. Burbach, $35,000 and Messrs. Cooper, Laney and McCoy, $30,000.

   II. Stock Option Plans. Option Grants Table. The following table shows further information on grants of stock options during 2000 to the named executive officers which are reflected in the preceding Summary Compensation Table. The Board of Directors granted no stock options with stock appreciation rights in 2000.

                             OPTION GRANTS IN 2000
                               INDIVIDUAL GRANTS

                         Number of   Percent of
                         Securities Total Options
                         Underlying  Granted to     Exercise or
                          Options   Employees in     Base Price     Expiration      Grant Date
          Name            Granted       2000      ($ Per Share)(1)     Date      Present Value(2)
          ----           ---------- ------------- ---------------- ------------- ----------------
Paul G. Van Wagenen.....  125,000       22.6%         $20.3125     July 31, 2010    $1,532,250
Stuart P. Burbach.......   36,000        6.5%          20.3125     July 31, 2010       441,228
Radford P. Laney........   24,000        4.3%          20.3125     July 31, 2010       294,192
Jerry A. Cooper.........   24,000        4.3%          20.3125     July 31, 2010       294,192
John O. McCoy, Jr.......   24,000        4.3%          20.3125     July 31, 2010       294,192

--------
(1) The option exercise price was 100% of the fair market value of the Common Stock on August 1, 2000, the date of grant. Generally, options granted under the Company's stock option plans to employees become exercisable in three equal increments on each of the three anniversaries following the grant date. In addition, if a change of control of the Company were to occur, the unvested options would become immediately exercisable subject, in certain instances, to the discretion of the Compensation and Nominating Committee of the Board of Directors.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options and applying certain assumptions thereunder, including an underlying security price on the date of grant equal to the exercise price set forth above, the expiration set forth above, a risk free rate of interest during the life of the options equal to 5.87% (the rate of interest on 10-year U.S. Treasury Bonds on the grant date of the options), and a $0.12 annual dividend rate over the life of the options and volatility during the life of the options equal to 43.41% (the average weekly price volatility for the Common Stock for the four years preceding the grant date).

   2000 Option Exercises and December 31, 2000 Values Table. Shown below is information with respect to unexercised options to purchase Common Stock granted under the Company's stock option plans to the named executive officers and held by them at December 31, 2000.

Aggregate Option Exercises in 2000 and 2000 Option Values at December 31, 2000

                                                    Number of Unexercised   Value of Unexercised In-
                                                       Options Held at        The-Money Options at
                           Shares                     December 31, 2000       December 31, 2000(1)
                          Acquired      Value     ------------------------- -------------------------
          Name           on Exercise Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           ----------- ------------ ------------------------- -------------------------
Paul G. Van Wagenen.....      --          --           186,666/233,334        $2,227,597/2,620,842
Stuart P. Burbach.......      --          --            110,541/78,667           1,351,429/888,087
Radford P. Laney........      --          --             68,333/51,667             807,914/582,900
Jerry A. Cooper.........      --          --             62,333/51,667             711,914/582,900
John O. McCoy, Jr.......      --          --             39,334/51,667             455,074/582,900

--------
(1) Based on the per share closing price of the Common Stock as reported on The New York Stock Exchange, Inc.'s Composite Transactions Reporting System for December 29, 2000, the last trading day in 2000 ($31.13).

   III. Retirement Plan. The Company maintains a noncontributory retirement plan (the "Retirement Plan"), covering all salaried employees, under which the Company annually makes such contributions as are actuarially necessary to provide the retirement benefits established under such plan. The following table shows estimated annual benefits payable under the Retirement Plan upon retirement at age 65, based on average annual salary during the five highest consecutive years of the ten years before retirement, to persons having the average salary levels and years of service specified in the table. The amounts in this table are computed based on a single-life annuity and presented without deduction for Social Security or any other offset amounts.

                              PENSION PLAN TABLE

Average Annual
Salary Before
  Retirement           Years of Service At Retirement
--------------  --------------------------------------------
                15 Years 20 Years 25 Years 30 Years 35 Years
                -------- -------- -------- -------- --------
   $  200,000   $ 58,046 $ 77,395 $ 96,744 $116,093 $135,442
      400,000    118,046  157,395  196,744  236,093  275,442
      600,000    178,046  237,395  296,744  356,093  415,442
      800,000    238,046  317,395  396,744  476,093  555,442
    1,000,000    298,046  397,395  496,744  596,093  695,442
    1,200,000    358,046  477,395  596,744  716,093  835,442

   Benefits under the Retirement Plan are based on a percentage of employee earnings, length of service and certain other factors and are payable upon normal retirement at age 65, upon early retirement at age 55 or after termination of employment under certain circumstances. The Retirement Plan provides that annual benefits under such plan are limited to the maximum amount prescribed by sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), for pensions payable under tax-qualified retirement plans. For 2001, the Code provides that the annual compensation of each employee which is to be taken into account under the Retirement Plan cannot exceed $170,000, and the maximum allowable pension benefit payable under such plan would be limited to $135,000. In order to maintain benefit levels under the Retirement Plan to which they would otherwise be entitled but for limitations prescribed by the Code, the Company has entered into an agreement with Mr. Van Wagenen to supplement his (and his spouse's) benefits under the Retirement Plan in the event and to the extent that these Code limitations reduce the retirement benefits that would otherwise be payable to them under the Retirement Plan.

   Messrs. Van Wagenen, Burbach, Laney, Cooper and McCoy each have approximately twenty-one, thirteen, twenty-three, twenty-one and twenty-three credited years of service, respectively, under the Retirement Plan.

   IV. Tax-Advantaged Savings Plan. The Company has a Tax-Advantaged Savings Plan (the "Savings Plan") in which all salaried employees may participate. Under the Savings Plan, a participating employee may allocate up to 10% of such employee's salary as a tax-deferred contribution (subject to a maximum dollar limitation of $10,500 for 2000), and the Company makes matching contributions of 100% of the amount contributed by the employee, up to 6% of such employee's salary.

   Funds contributed to the Savings Plan by an employee and the earnings and accretions thereon may, according to instructions from such employee, be used to purchase shares of Common Stock or to invest in certain mutual funds managed by The Vanguard Group of Investment Companies ("Vanguard"), including a money-market fund, a long-term bond fund, a balanced fund (investing in both stocks and bonds), a growth and income fund and a growth stock fund. The employee may redirect the investment of these amounts quarterly. Matching funds contributed to the Savings Plan by the Company are invested only in Common Stock. All contributions to the Savings Plan are held by entities controlled by Vanguard. Participants in the Savings Plan may exercise voting rights over shares of Common Stock held in accounts established under the Savings Plan for their benefit.

   V. Supplemental and Employment Agreements. Messrs. Van Wagenen, Burbach, Laney, Cooper and McCoy have each entered into two-year employment contracts, effective February 1, 2001, with the Company. Such contracts provide for minimum annual salaries for Messrs. Van Wagenen, Burbach, Laney, Cooper and McCoy of $915,000, $360,000, $290,000, $252,000 and $252,000, respectively.
The contracts also provide for continuation of coverage in the Company's employee benefit plans and programs during the contract term. In addition, upon termination of employment by reason of death or disability, or, prior to a "change of control" (as defined below) of the Company, by the Company without cause or by the employee for good reason (as defined in the employment agreements), the employee is entitled to (i) compensation theretofore owed,
(ii) three years' salary and bonus, (iii) compensation for retirement benefits that would have been earned had the employee completed an additional three years of employment, (iv) coverage under the Company's compensation plans and practices for the remaining term of the employment contract and (v) payments to compensate the employee for the imposition of certain excise taxes imposed under the Code on payments made to such employee in connection with a change in control of the Company. The same benefits are also payable under employment contracts entered into with Messrs. Burbach, Laney, Cooper and McCoy if their employment is terminated at any other time by the Company without cause, by the employee for good reason or within six months after a "change of control" of the Company. Mr. Van Wagenen's employment contract separately provides that if, following a "change of control", his employment is terminated by the Company without cause, or by him for good reason or within a thirty day period commencing one year after the "change of control", he shall be entitled to (i) compensation theretofore owed, (ii) five years' salary and bonus, (iii) compensation for retirement benefits that would have been earned had he remained employed for an additional five years, (iv) coverage under the Company's compensation plans and practices for the remaining term of the employment contract, (v) a lump sum payment equal to the value of the option grants that Mr. Van Wagenen would have received in the five years following his termination (calculated by multiplying four times the Black-Scholes value of Mr. Van Wagenen's most recent stock option grant), (vi) payments to compensate the employee for the imposition of certain excise taxes imposed under the Code on payments made to such employee in connection with a change in control of the Company. "Change of control," as defined in the employment agreements, includes certain events constituting a change in the control or management of the Company (whether by merger, consolidation, acquisition of assets or stock or otherwise).

   The Company also has a supplemental disability plan under which amounts may be payable to officers of the Company from time to time in the future. Supplemental disability amounts are in addition to existing programs and are designed to bring total monthly disability benefits to a level equal to 60% of monthly salary at the time of disability. The participants in such plan include Messrs. Van Wagenen, Burbach, Laney, Cooper and McCoy.

   VI. Compensation of Directors. Each director, other than those who are regularly employed officers of the Company, receives an annual director's fee of $18,000. In addition each director, other than those who are regularly employed officers of the Company, receives a fee of $1,000 for each meeting of the Board of Directors (including meetings of the Executive Committee, which acts for the Board of Directors) attended and a fee of $250 for each meeting of the Compensation and Nominating Committee or Audit Committee attended. Pursuant to the terms of the Company's Incentive Plan, each Non-Employee Director is granted options to purchase 10,000 shares of Common Stock on the first business day of June following such director's initial election or appointment and options to purchase 5,000 shares of Common Stock each year of his service as a director thereafter. The Company also reimburses directors for travel and related expenses incurred in attending meetings of the Board of Directors or its committees.

   VII. Report of the Compensation and Nominating Committee on Executive Compensation. The Compensation and Nominating Committee of the Board of Directors has furnished the following report on executive compensation:

   The Compensation and Nominating Committee (referred to hereafter as the "Committee") periodically reviews the compensation of the Company's executive officers and customarily meets in July of each year to consider executive officer compensation generally, as well as specific compensation matters. In 2000, the

Committee followed essentially the same policies and practices that it had followed during the prior year. In July 2000, the Committee reviewed (i) personnel evaluations of the Company's key employees, including executive officers; (ii) compensation guidelines suggested to the Company, together with comparables of industry peer group companies ("Peer Group") prepared by an independent compensation consultant; (iii) information regarding the Company's results in meeting its principal business objectives; and (iv) the recommendations of management. The Committee ultimately approved salary levels and, where appropriate, bonuses and stock option grants for Company employees, including executive officers. In connection with these determinations, the Committee reviewed the general terms and conditions of employment of all employees of the Company including, but not limited to, each executive officer, and considered compensation practices within the industry. In addition to compensation studies submitted by the independent consultant, the Committee considered advice of legal counsel and the individual views of Committee members on the Company's goals and objectives in reaching its decisions concerning executive officer compensation, including salaries, stock option grants and bonuses. See Items I and II above entitled "Summary Compensation Table" and "Stock Option Plans" for further information on cash compensation, stock option grants and bonuses.

   The Peer Group was selected after an examination of companies in the Company's industry that had similar property holdings in similar geographic areas, foreign as well as domestic. From that group, with the help of outside independent consultants practicing in the field of public company executive compensation, thirteen companies having a statistically similar range of market capitalization and gross revenue were chosen and analyzed. Based upon information provided by the Company's independent consultants, generally the Company's officers were near the middle of the range of base salary and short-term bonus provided executive officers of Peer Group comparators and, in the case of long-term compensation and bonuses, including stock options, in the lower half of similar compensation provided to executive officers of the Peer Group comparators.

   The Committee believes, and the executive compensation arrangements so reflect, that a blend of current cash compensation, fringe benefits and long-term incentive compensation is appropriate. Current cash is provided by salary and cash bonuses alone, the Company having instituted, in 1995, a cash and/or stock bonus policy awarding a combination of cash and/or Company stock to those key employees it thought appropriate, in order to assist in employee retention, as well as to reward past performance and encourage Company stock ownership. Pursuant to this policy, eighteen key employees of the Company (including the Chief Executive Officer) were awarded cash and/or stock bonuses in August 2000. Generally, one-third of each bonus was paid immediately in equal portions of cash and stock. The second-third of the bonus (which will be paid in equal portions of cash and stock) will vest on August 1, 2001, and the final one-third will similarly vest on August 1, 2002, contingent upon continued employment of the bonus recipient through those dates. Executives, like all employees, participate in a tax-qualified retirement plan and a tax-qualified savings plan maintained by the Company (including an excess benefit arrangement adopted in December 1993, which is designed to provide to its executives, including the chief executive officer and other management employees, benefit opportunities otherwise curtailed by the application of certain limitations of the tax code), as well as in certain welfare benefit programs elsewhere described, which arrangements in the aggregate are substantially similar to those provided by the Peer Group comparators. Long-term incentive to executives is achieved through modest grants of stock options priced at market on the date of grant and with traditional terms and conditions. See Items III and IV above entitled "Retirement Plan" and "Tax-Advantaged Savings Plan" for further information regarding the Company's Retirement and Savings Plans.

   The Company's long-term compensation plan is centered upon its Incentive Plan. No options have been granted under that plan at a discount to current market price; therefore, compensation to an executive from those options depends entirely on increases in the market value of the Company's common stock, with the result that stock options benefit an executive if, and only to the extent that, similar benefits are received by the Company's shareholders. Moreover, the continued service requirements (which delay vesting) applicable to the stock option grants insure that, in the usual circumstance, the executive must render substantial services after the grant of options before being able to realize any value with respect to such grant.

   In setting the compensation of the Company's chief executive officer; and, to an extent, the compensation of the Company's other principal officers and managers; and, to a lesser extent, the compensation of the Company's other personnel, the Committee has adopted a definitive compensation policy to foster the improvement of the Company's value to its shareholders. A critical element in this process is to ensure and promote effective communication between the Company and its shareholders. The Committee recognizes that the Company's value is, in part, reflected by the market value of the Company's common equity on the national exchanges on which it is traded. However, the Committee believes that even more important than the price of the Company's common stock as a measure of employee and executive performance, are the most recent year's results relative to the four principal corporate objectives enunciated publicly by the chief executive officer on behalf of the Board of Directors, to-wit: (i) increasing hydrocarbon production levels contributing to revenues, cash flows and earnings; (ii) making the Company prosper by growing the proven oil and gas reserves asset base; (iii) maintaining appropriate levels of debt and interest expense for a very active and rapidly growing company, and controlling overhead and operating costs consistent with the Company's activity levels; and (iv) expanding exploration and production activities within current areas of operations and in geographic areas consistent with the Company's expertise. In making its decisions, the Committee takes into account (i) success in achieving the principal corporate business objectives articulated above; (ii) evaluations by the Committee and others of the individual performance and achievement of executives; (iii) the increase in the Company's value as measured by its stock price and increase in reserve base; (iv) the individual's prior compensation level, including the number and terms of options already held by such individual, (v) with respect to individuals that have entered into employment contracts with the Company, the compensation provided for therein; and (vi) compensation paid to similarly situated Peer Group executives. The Committee does not assign weights to particular factors, and determination by the Committee of the exact levels of compensation, including salary, fringe benefit and stock option awards, is based on all factors taken as a whole, but is ultimately subjective.

   The Committee determined that, in every case, the stated objectives have been demonstrably met during the past year. For example, increasing production levels (Goal No. 1) has been met very successfully. The Company's 1997 through 1999 total equivalent hydrocarbon production levels were the highest three year period in the Company's history. Equivalent daily production for these three years averaged over 45,100 equivalent barrels of crude oil.

   Goal No. 2, is to grow the Company's proven reserves as estimated by the independent engineering firm, Ryder Scott Company, Petroleum Engineers. Those reserves reached a 30-year (all-time) high in 1999 of 847.4 billion cubic feet equivalent (Bcfe) of oil and natural gas. The Company replaced over 100% of all the proven reserves that the Company produced during each of the last eight years, 1992 through 1999.

   Goal No. 3, maintaining appropriate levels of debt and interest expense for a very active and rapidly growing company, and controlling overhead and operating costs consistent with the Company's activity levels, is best demonstrated by the Company's total debt of $375.0 million as of January 1, 2000, down from $515 million, some fourteen years ago, despite having almost tripled the Company's proven reserves during that same time period.

   Goal No. 4, expansion within current areas of operation and into geographic areas that are consistent with the Company's expertise, is partially demonstrated by the growth of the Company's Thailand operations. Production from the Tantawan Field began in February, 1997. Production from the Benchamas Field began in July, 1999. The initial Thailand license was granted to the Company and its joint venture partners in August, 1991. It now accounts for 44% of the Company's net proven reserves. Achieving success in respect to Goal No. 4 is also demonstrated by new concessions granted to Pogo in 1998 in the United Kingdom North Sea and in 1999 in the Denmark North Sea and in central and southern Hungary.

   The actions of the Committee were based upon the foregoing determinations and upon an analysis of two William M. Mercer, Inc. surveys, commissioned by the Company, contrasting comparable and competitive compensation levels for both executives and rank and file employees. Further details of the deliberations and decisions of the Committee are maintained in the files of the Senior Vice President and Chief Administrative Officer of the Company due to the confidential nature of those data.

   In addition to its annual July meeting, the Committee also customarily meets in January of each year. In January 2000, the Committee determined to grant, renew and extend the Company's employment contracts. At the time such contracts were granted, renewed and extended, minimum salaries were established in each contract which equaled the salary currently being received by such key employee, as established in the annual salary review during the prior July. Eleven key employees of the Company presently have such employment contracts. The Committee believes that the employment contracts are necessary to secure, for the benefit of the Company, the services of the individuals offered the contracts on the terms and conditions therein stated, and to provide management stability in the event of significant corporate control events such as a tender offer, significant change in stock ownership or a proxy contest. See Item V above, entitled "Supplemental and Employment Agreements," for further information on the employment contracts.

   Under Section 162(m) of the tax code, certain deductions otherwise available to the Company by reason of its incurrence of executive compensation expenses might not be deductible if (i) the aggregate of such amounts otherwise deductible in a single year by the Company with respect to one executive exceeds $1,000,000; (ii) the executive officer is the Company's chief executive officer, or one of the four other most highly compensated officers (determined in each case as of the last day of the year); and (iii) there is not available an exception or exemption which would exclude the compensation from the limitation. Amounts payable or accrued under (i) the Company's tax-qualified plans; (ii) certain fringe benefit plans that do not result in income to the executive; and (iii) its stock option grants will all be excluded in considering whether the $1,000,000 level for a particular executive in a particular year has been exceeded. After considering Company estimates of compensation payable to its executive officers, the fact that stock option compensation will not be considered in such determination, and the advice of counsel, the Committee believes that this provision of the tax law is unlikely to have any impact upon the Company in the near term.

                                          THE COMPENSATION AND NOMINATING
                                           COMMITTEE

                                          JACK S. BLANTON, CHAIRMAN
                                          JERRY M. ARMSTRONG
                                          ROBERT H. CAMPBELL
                                          FREDERICK A. KLINGENSTEIN

   VIII. Performance Graph. Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Oil & Gas Exploration and Production Index, each for the period of five fiscal years commencing December 31, 1995 and ended December 31, 2000. The performance graph presented below differs from that presented in prior years in that the Company eliminated its peer index because frequent mergers and acquisitions of companies in the peer index with other companies made year-to-year comparisons difficult to compute and less meaningful than comparisons with a nationally recognized line-of-business performance index such as the Standard & Poor's Oil & Gas Exploration and Production Index.

                                    [GRAPH]
          Comparison of Five-Year Cumulative Total Shareholder Return


               12/29/95  12/31/96   12/31/97   12/31/98   12/31/99  12/29/2000
               --------  --------   --------   --------   --------  ----------
Pogo Producing    100      167.81     105.11      46.66      73.7       113.14
S&P 500           100      122.94     163.95     210.8      255.15      231.92
S&P Oil & Gas E   100      131.14     119         80.07      94.03      149.56

Note: The stock price performance for the Company's Common Stock is not necessarily indicative of future performance. Total Shareholder Return assumes reinvestment of all dividends.

   IX. Compensation and Nominating Committee Interlocks and Insider Participation. The Compensation and Nominating Committee of the Board of Directors consists of Messrs. Jack S. Blanton (Chairman), Jerry M. Armstrong, Robert H. Campbell and Frederick A. Klingenstein. No member of the Compensation and Nominating Committee was an officer or employee of the Company, or any of its subsidiaries, during 2000 or engaged in any transactions or business relationships during 2000 that would require disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended, the Exchange Act or the Energy Policy and Conservation Act of 1975, as promulgated by the Securities and Exchange Commission.

     PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

   The Board of Directors has determined that it is advisable to amend the first paragraph of Article IV.A. of the Company's Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 100,000,000 shares to 200,000,000 (the "Common Stock Amendment").
Consequently, the Board of Directors has approved and recommends a vote FOR a resolution in order to effect the Common Stock Amendment.

   If the Common Stock Amendment is adopted by the required vote of shareholders (see "-- Required Vote for the Common Stock Amendment and Recommendation"), it will become effective when the appropriate Certificate of Amendment to the Company's Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

   The additional shares, when and if issued, would have the same voting and other rights as presently authorized shares of Common Stock. The holders of Common Stock do not have preemptive rights to subscribe for additional shares of Common Stock.

Reasons for the Increase in Number of Authorized Shares of Common Stock

   The Restated Certificate of Incorporation currently authorizes the Company to issue 100,000,000 shares of Common Stock. As of March 16, 2001, there were 53,387,999 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

   In addition, there are 3,699,352 shares of Common Stock reserved for issuance under the Company's existing Incentive Plans, 2,726,087 shares reserved for issuance upon conversion of the Company's 2006 Notes, 6,315,900 shares reserved for issuance upon conversion of the Company's Convertible Securities and 43,692 shares reserved for issuance in connection with the Company's merger with Arch Petroleum Inc. in August, 1998. As of March 16, 2001, this left 33,856,970 authorized shares of Common Stock, or approximately one-third of the Company's total authorized shares, that are not outstanding or currently reserved for issuance.

   The Company has no specific plans or commitments for the issuance of additional shares of Common Stock other than those currently reserved for issuance as described above. However, the Board of Directors and management of the Company believe that additional shares of Common Stock should be authorized in order to provide flexibility by having authorized, unissued and unreserved shares of Common Stock available for proper corporate purposes. The Common Stock Amendment will ensure that the Company will continue to have additional shares available for future issuance from time to time for proper corporate purposes, including the funding of working capital and capital expenditures, as well as possible future acquisitions, stock option or other employee incentive plans or future stock splits and distributions effected as dividends.

   The additional shares could be issued at times and under circumstances that affect the control of the Company. In recommending the proposed increase in the authorized number of shares of Common Stock, the Board of Directors does not perceive it to be nor intend it to function as an anti-takeover provision. Although the flexibility of the Board of Directors to issue additional Common Stock could enhance the Board's ability to negotiate on behalf of the shareholders in a takeover situation and also could be used by the incumbent Board of Directors to make a change of control more difficult, the Board of Directors has no present intention of issuing any shares of Common Stock for any anti-takeover purpose. Neither management of the Company nor the Board of Directors is aware of any existing or planned effort on the part of any party to accumulate material amounts of the Common Stock, or to acquire control of the Company by means of a merger, tender offer, solicitation of proxies in opposition to management, or otherwise, or to change the Company's management, nor is the Company aware of any person having made any offer to acquire the stock or any material assets of the Company. It is also possible that the additional shares could potentially be issued at times and under circumstances that could have a dilutive effect on earnings per share and on the equity ownership and voting power of the present holders of Common Stock.

Required Vote for the Common Stock Amendment and Recommendation

   The approval and adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the annual meeting of shareholders. Accordingly, under Delaware law and the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, abstentions would have the same effect as a vote against this proposal, even though this may not be the intent of the person entitled to vote or giving the proxy. Broker non-votes on proposals are treated as votes withheld by the beneficial holders of the applicable shares and, therefore, such shares are treated as not voting on the proposal. The persons named in the proxy intend to vote for the approval of the Common Stock Amendment, unless otherwise instructed.

   The Board of Directors recommends voting "FOR" this proposal.

    PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED STOCK

   The Board of Directors has also determined that it is advisable to amend the first paragraph of Article IV.A. of the Company's Restated Certificate of Incorporation to increase the authorized shares of preferred stock, par value $1 per share (the "Preferred Stock") from 2,000,000 shares to 4,000,000 (the "Preferred Stock Amendment"). Consequently, the Board of Directors has approved and recommends a vote FOR a resolution in order to effect the Preferred Stock Amendment.

   If the Preferred Stock Amendment is adopted by the required vote of shareholders (see "-- Required Vote for the Preferred Stock Amendment and Recommendation"), it will become effective when the appropriate Certificate of Amendment to the Company's Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

   The additional shares, when and if issued, would have the same voting and other rights as presently authorized shares of Preferred Stock. The holders of Common Stock do not have preemptive rights to subscribe for the issuance of any shares of Preferred Stock.

Reasons for the Increase in Number of Authorized Shares of Preferred Stock

   The Restated Certificate of Incorporation currently authorizes the Company to issue 100,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. As of March 16, 2001, there were no shares of Preferred Stock issued and outstanding.

   However, the Company has designated 433,334 shares, and reserved a total of 1,000,000 shares of Preferred Stock for designation as Series A Junior Participating Preferred Stock. This series of Preferred Stock is issuable under the Company's Shareholders' Rights Plan which currently requires the reservation of one share of Preferred Stock for each 100 shares of Common Stock. If the Common Stock Amendment is approved by the shareholders, and an additional 1,000,000 shares of Preferred Stock are reserved for issuance under the Shareholders' Rights Plan, there would be no shares of Preferred Stock available for issuance by the Company. Therefore, approval of the Preferred Stock Amendment will ensure that the Company will continue to have additional shares available for future designation and issuance from time to time for proper corporate purposes, including to fund working capital and capital expenditures, as well as possible future acquisitions, future stock splits and distributions effected as dividends.

   The Company has no specific plans or commitments for the issuance of shares of Preferred Stock other than those currently designated or reserved for designation and issuance as described above. However, the Board of Directors and management of the Company believe that additional shares of Preferred Stock should be authorized in order to provide flexibility by having authorized, undesignated, unissued and unreserved shares of Preferred Stock available for proper corporate purposes.

   The additional shares could be issued at times and under circumstances that affect the control of the Company. In recommending the proposed increase in the authorized number of shares of Preferred Stock, the Board of Directors does not currently perceive it to be nor intend it to function as an anti-takeover provision. Although the flexibility of the Board of Directors to issue additional Preferred Stock could enhance the Board's ability to negotiate on behalf of the shareholders in a takeover situation and also could be used by the incumbent Board of Directors to make a change of control more difficult, the Board of Directors has no present intention of issuing any shares of Preferred Stock for any anti-takeover purpose. Neither management of the Company nor the Board of Directors is aware of any existing or planned effort on the part of any party to accumulate material amounts of any class of its capital stock, or to acquire control of the Company by means of a merger, tender offer, solicitation of proxies in opposition to management or otherwise, or to change the Company's management, nor is the Company aware of any person having made any offer to acquire the capital stock or any material assets of the Company. It is also possible that the additional shares could potentially be issued at times and under circumstances that could have a dilutive effect on earnings per share and on the equity ownership and voting power of the present holders of Common Stock.

Required Vote for the Preferred Stock Amendment and Recommendation

   The approval and adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the 2001 Annual Meeting. Accordingly, under Delaware law and the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, abstentions would have the same effect as a vote against this proposal, even though this may not be the intent of the person entitled to vote or giving the proxy. Broker non-votes on proposals are treated as votes withheld by the beneficial holders of the applicable shares and, therefore, such shares are treated as not voting on the proposal. The persons named in the proxy intend to vote for the approval of the Preferred Stock Amendment, unless otherwise instructed.

   The Board of Directors recommends voting "FOR" this proposal.

   If both the Common Stock Amendment and the Preferred Stock Amendment are approved by the shareholders, the Board of Directors has approved the following resolution in order to effect both amendments:

     "The Restated Certificate of Incorporation of the Company is hereby amended by deleting the first paragraph of Article IV.A. thereof in its entirety and replacing such first paragraph in order that such paragraph shall hereafter read in its entirety as follows:

       A. The total number of shares of all classes of stock which the corporation shall have authority to issue is 204,000,000, divided into 200,000,000 shares of Common Stock of the par value of $1 per share (Common Stock) and 4,000,000 shares of Preferred Stock of the par value of $1 per share (Preferred Stock)."

   If either the Common Stock Amendment or the Preferred Stock Amendment is adopted, but not the other, the Board of Directors has approved alternative conforming resolutions.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors, upon recommendation of the Audit Committee, has approved and recommends voting FOR the appointment of Arthur Andersen LLP as independent public accountants to audit the financial statements of the Company for the year 2001. Such firm has examined the Company's accounts since the Company's organization.

   A representative of Arthur Andersen LLP will attend the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                                 ANNUAL REPORT

   The annual report to shareholders, including financial statements for the year ended December 31, 2000, has been mailed to shareholders. The annual report is not a part of the proxy solicitation material.

          PROPOSALS BY SECURITY HOLDERS AND ADVANCE NOTICE PROCEDURES

   Proposals intended to be presented by shareholders at the Company's 2002 Annual Meeting must be received by the Company, at the address set forth on the first page of this Proxy Statement, no later than December 2, 2001 in order to be included in the Company's proxy material and form of proxy relating to such meeting. Shareholder proposals must also be otherwise eligible for inclusion.

   The Company's Amended and Restated Bylaws provide that a stockholder wishing to nominate a candidate for election to the Board of Directors or bring a proposal before the 2002 Annual Meeting must give the Company's Secretary written notice of its intention to make the nomination or present the proposal. Generally, the Company must receive that notice not less than 80 nor more than 110 days prior to the meeting. A stockholder's notice of a proposed nomination or proposal must contain certain information about the nominee or proposal, as applicable, and the stockholder making the nomination or proposal. The Company may disregard any nomination or proposal that does not comply with the procedures established in the Company's Amended and Restated Bylaws. In addition, compliance with these procedures does not require the Company to include the proposed nominee or proposal, as applicable, in the Company's proxy solicitation material.

                 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING
                         COMPLIANCE AND OTHER MATTERS

   Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except that Mr. Frederick A. Klingenstein, a director of the Company, failed to timely file one report.

                                OTHER BUSINESS

   Management does not intend to bring any business before the annual meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the meeting by others. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such matters pursuant to the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ Paul G. Van Wagenen
                                          Paul G. Van Wagenen
                                          Chairman of the Board

April 2, 2001

                             POGO PRODUCING COMPANY

   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
              OF STOCKHOLDERS TO BE HELD TUESDAY, APRIL 24, 2001.

          THE UNDERSIGNED HEREBY APPOINTS PAUL G. VAN WAGENEN AND JOHN O. MCCOY, JR. JOINTLY AND SEVERALLY, PROXIES, WITH FULL POWER OF SUBSTITUTION AND WITH DISCRETIONARY AUTHORITY, TO VOTE ALL SHARES OF COMMON STOCK OF POGO PRODUCING COMPANY (THE "COMPANY") THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS, OR AT ANY ADJOURNMENTS THEREOF, ON ALL MATTERS WHICH MAY COME BEFORE SUCH MEETING, ALL AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT, INCLUDING THE PROPOSALS SET FORTH ON THE REVERSE SIDE OF THIS PROXY.

          This Proxy will be voted as you specified on the reverse side. If no specification is made, the Proxy will be voted FOR the election of the nominees listed in Item 1, FOR the proposal to increase the authorized number of shares of the Company's common stock, FOR the proposal to increase the authorized number of shares of the Company's preferred stock, FOR the proposal to approve the appointment of Arthur Andersen LLP to audit the financial statements of the Company for 2001 and IN THE DISCRETION OF THE PROXIES for such other business as may properly come before the meeting. Receipt of the Notice of, and Proxy Statement for, the Annual Meeting and the 2000 Annual Report to Stockholders of Pogo Producing Company is hereby acknowledged.



               PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN
                  THE PROXY CARD USING THE ENCLOSED ENVELOPE.
          NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.


    (IMPORTANT - This Proxy must be signed and dated on the reverse side.)


--------------------------------------------------------------------------------

                             POGO PRODUCING COMPANY
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY   [  ]

                          (CONTINUED FROM OTHER SIDE)



1. ELECTION OF DIRECTORS -                       Withhold      For All
   Nominees - 01) William G.              For      All
   Fisher and                            [  ]      [  ]          [  ]
   02) Paul G. Van Wagenen

   ______________________________
   Except nominee written above

2. APPROVAL OF AN INCREASE IN             For      Against      Abstain
   THE NUMBER OF AUTHORIZED              [  ]       [  ]         [  ]
   SHARES OF COMMON STOCK
   as more fully described in
   the accompanying Proxy Statement

3. APPROVAL OF AN INCREASE IN             For      Against      Abstain
   THE NUMBER OF AUTHORIZED              [  ]       [  ]         [  ]
   SHARES OF PREFERRED STOCK as
   more fully described in the
   accompanying Proxy Statement

4. APPROVAL OF THE                        For     Against       Abstain
   APPOINTMENT OF ARTHUR                 [  ]       [  ]         [  ]
   ANDERSEN LLP as independent
   accountants, to audit the
   financial statements of the Company
   for 2001.
                                                                            [ ]   Check if Change of Address
                                                                            NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE
                                                                            LEFT SIDE OF THIS PROXY.  JOINT OWNERS SHOULD EACH SIGN.
                                                                            EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE
                                                                            THEIR FULL TITLE.  CORPORATIONS SHOULD SIGN WITH THEIR
                                                                            FULL CORPORATE NAME BY AN AUTHORIZED OFFICER.

                                                                                                        Dated:             , 2001

                                                                            ------------------------------------------------------
                                                                            Signature

                                                                            -------------------------------------------------------
                                                                            Signature, if held jointly, or office or title held

-----------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

                        PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED
                               ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
